Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-122428, 333-124624, 333-149388, and 333-158731 on Form S-8, Registration Statement No. 333-160860 on Form S-4, and Registration Statements No. 333-123450 and 333-160861 on Form S-3  of our reports dated February 12, 2010, relating to the consolidated financial statements and financial statement schedule of NorthWestern Corporation and subsidiaries (the “Company”) (which reports express an unqualified opinion), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

Minneapolis, Minnesota
February 12, 2010